UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 2, 2006

Material Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	33-23617 (Commission File Number)	95-4622822 (I.R.S. Employer Identification No.)

11661 San Vicente Boulevard, Suite 707 Los Angeles, California 90049 (Address of principal executive offices) (zip code)

(310) 208-5589 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

          On June 2, 2006, we received a signed copy of a Securities Purchase Agreement (the “Agreement”) with La Jolla Cove Investors, Inc. (“La Jolla”).  Under the terms of the Agreement, in exchange for a warrant premium of $50,000, we issued to La Jolla warrants to purchase up to 20,000,000 shares of our Class A common stock (the “Warrant Shares”).

          On June 12, 2006, we received a signed copy of that certain Addendum to Warrant to Purchase Common Stock dated June 12, 2006.  Under the terms of this Addendum, the number of Warrant Shares is hereby increased to 50,000,000.

          Beginning on the date that a registration statement becomes effective that registers the Warrant Shares, La Jolla will exercise the Warrant, pay the Exercise Price to us, and acquire the Warrant Shares at a rate of at least One Million Two Hundred Fifty Thousand (1,250,000) of the Warrant Shares per week, to continue for forty (40) consecutive weeks until all of the Warrants Shares have been purchased by La Jolla.

Item 3.02        Unregistered Sale of Equity Securities

          On June 2, 2006, we received a signed copy of a Securities Purchase Agreement (the “Agreement”) with La Jolla Cove Investors, Inc. (“La Jolla”).  Under the terms of the Agreement, in exchange for a warrant premium of $50,000, we issued to La Jolla warrants to purchase up to 20,000,000 shares of our Class A common stock (the “Warrant Shares”).  On June 12, 2006, we received a signed copy of that certain Addendum to Warrant to Purchase Common Stock dated June 12, 2006.  Under the terms of this Addendum, the number of Warrant Shares is hereby increased to 50,000,000.  The issuance of the Warrants was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited.

EXHIBITS

10.1 (1)	Securities Purchase Agreement with La Jolla Cove Investors, Inc.

10.2 (1)	Warrant with La Jolla Cove Investors, Inc.

10.3	Addendum to Warrant to Purchase Common Stock with La Jolla Cove Investors, Inc.
(1)Incorporated by reference from our Current Report on Form 8-K dated June 6, 2006 and filed with the Commission on June 8, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 13, 2006	Material Technologies, Inc.,
a Delaware corporation
/s/ Robert M. Bernstein
By: Robert M. Bernstein
Its: Chief Executive Officer